Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Plan Inducement Awards of Sema4 Holdings Corp. of our report dated March 15, 2022, with respect to the combined carve-out financial statements of GeneDx, Inc. and subsidiary included in the Proxy Statement dated March 31, 2022 of Sema4 Holdings Corp.

/s/ Ernst & Young

Miami, Florida
May 2, 2022